UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 11, 2008

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2008, Kodiak Oil & Gas (USA) Inc. (“Borrower”), a wholly owned subsidiary of Kodiak Oil & Gas Corp. (the “Registrant”), entered into a $20,000,000, two-year, revolving, senior secured credit facility (the “Credit Facility”) with Bank of the West (“BOTW”).  The Registrant guarantees to BOTW all of the obligations of the Borrower under the Credit Facility and the other loan documents.  Borrowings under the Credit Facility may only be used for the funding of capital expenditures relating to the acquisition, exploration, drilling, development and/or workover of oil and gas properties by Borrower, general working capital purposes, the issuance of letters of credit on terms reasonably acceptable to BOTW and other uses in the ordinary course of Borrower’s business.

Loans under the Credit Facility will bear interest at the prime rate or at an adjusted London inter-bank offered (“LIBOR”) rate, plus certain spreads and fees (in each case dependent on the Borrower’s usage of the borrowing base).  The Credit Facility permits the borrowing of revolving loans and the issuance of letters of credit.  The outstanding principal balance of the revolving loan, together with all unpaid fees and expenses relating thereto, shall be due and payable no later than September 11, 2010.  Interest accruing on the prime rate loans is payable monthly and on the maturity date of such loans in the amount of interest then accrued but unpaid.  Interest accruing on the LIBOR loans is payable on the last day of the applicable interest period or, if an interest period is in excess of three months, on the date that is three months after the beginning of the interest period and on the last day of the interest period, and on the maturity date of such loans in the amount of interest then accrued but unpaid.  The Credit Facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) covenants to comply with a current ratio at any time of at least 1.0:1.0, an interest coverage ratio at any time of at least 3.0:1.0, and a ratio of funded debt to tangible net worth of not more than 2.00:1.00 as of the end of any fiscal quarter; (ii) limitations on liens and incurrence of debt covenants; (iii) limitations on investments covenants and (iv) limitations on reorganizations, recapitalizations, liquidations, dissolutions, mergers and other combination covenants.

The Credit Facility includes a commitment by the Borrower to enter into an ISDA Agreement with BOTW for hedging transactions.  The Registrant’s guaranty obligations cover the Borrower’s obligations under the ISDA Agreement.

In the event of a default under the Credit Facility, the Borrower’s obligations may be accelerated and the Registrant’s guaranty obligations may be enforced.  Events of default include but are not limited to: failure to pay or perform as required under the Credit Facility; material misrepresentation; voluntary or involuntary bankruptcy proceedings; insolvency; entry against the Borrower of a final judgment for the payment of money in excess of $500,000 (not covered by insurance) or for the taking of all or any substantial part of its property; default with respect to any other indebtedness owed by Borrower to any third party; invalidity of the loan documents; and adverse events under ERISA occurring with respect to Borrower.

This description of the Credit Facility is not complete and is qualified in its entirety by reference to the entire Credit Facility.  The Company and the Borrower regularly engage BOTW to provide other banking services, all of which are negotiated at arm’s length.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)           The contents of Item 1.01 of this Current Report on Form 8-K are hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.

By:	/s/ Keith Doss
Keith Doss Secretary, Treasurer and Chief Financial Officer

Date: September 16, 2008